Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Receives Substantial Completion Certificate and

Begins Off-take Agreement with Scott Biodiesel Refinery

HOUSTON, TX – August 20, 2008 – Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, announced today the biodiesel refinery under construction for Scott Petroleum in Greenville, Mississippi has received its certificate of Substantial Completion.  The 20 million gallon per year biodiesel refinery will continue to produce ASTM D6751 quality biodiesel from a variety of feedstocks with high free fatty acid (FFA) levels.  The ability of the biodiesel refinery to process feedstocks with higher FFA levels provides a significant cost advantage, because these feedstocks tend to cost less.  In addition, Nova announced commencement of its biodiesel tolling and off- take agreement with Scott Petroleum.  Under this agreement, Nova has the right to purchase up to 50 percent of the monthly plant output of biodiesel and technical glycerin.

“We are pleased to announce that we received the certificate of substantial completion and commenced our off-take agreement with Scott Petroleum,” said Kenneth T. Hern, Chairman and CEO of Nova.  “We congratulate Scott Petroleum on their role in accomplishing this milestone, and we look forward to initiating the tolling and off-take of biodiesel from Scott’s refinery.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa, while also completing the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

On August 18, 2008, an interview with Mr. Hern was published in the Houston Chronicle in which Mr. Hern discussed the company’s growth plans as it relates to the build out of additional refineries and alternative feedstock opportunities.  As noted in Nova’s most recent Quarterly Report on Form 10-Q filed with the SEC, execution of Nova’s business plan for the next twelve months requires the ability to generate cash flow to satisfy planned operating and capital expenditure requirements for the refining and marketing business.  Nova currently does not have sufficient cash reserves to meet all of its anticipated expenditure obligations for operating and capital purposes for the last half of fiscal year 2008 and fiscal year 2009.  As a result, Nova is in the process of seeking additional debt and equity funding, particularly with respect to building additional plants after Nova completes the start-up and initial operations of its Seneca refinery and modifications to its Clinton County refinery.  Nova must secure additional financing of approximately $20,000,000 to fund additional working capital requirements as the Seneca refinery reaches full production, to cover general and administrative expenses, and to pay operating expenses that are expected to be incurred before the refining operations at Seneca become profitable.  The financing may consist of common or preferred equity, but may also consist of debt, project financing or a combination of these financing techniques.

Further, the feedstock described by Mr. Hern in his interview was incorrectly described as “ditropha.”  The correct name is jatropha, a genus of about 175 plants, shrubs and trees native to Central America and naturalized in many tropical and subtropical regions, including India, Africa and North and South America.  Jatropha has been used in India and the Phillipines to make biodiesel, although its commercial-scale viability has yet to be established.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended April 30, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.